April 26, 2013

To the Shareholders, Clients, and Co-workers of United Bancorp, Inc.:

Net income of $1.9 million for the first quarter of 2013 for United Bancorp, Inc. represents our sixth consecutive quarter of profitability. The Company's core earnings for the first quarter of 2013, as measured by its pre-tax, pre-provision income, were up 18.0% from the same quarter of 2012. Other highlights of the quarter included:

•	Continued improving trends in profitability
•	Return on average assets was 0.87% and return on average shareholders' equity was 8.07%
•	Improving trends in credit quality measures
-	Nonperforming loans decreased 10.6% in the quarter ended March 31, 2013 and 42.3% over the last twelve months
-	Allowance for loan losses/nonperforming loans at 147.9%
-	Nonperforming assets were 1.95% of total assets at March 31, 2013; lowest level since the third quarter of 2007
•	Continued favorable trend in loan growth
-	$13 million (2.3%) increase in the first quarter of 2013
-	$25 million (4.3%) increase in the last twelve months
•	Record level of noninterest income for the first quarter of 2013, representing 44.8% of combined net interest income and noninterest income
•	Capital ratios remained strong and continued to improve

The enclosed press release details our financial results for the quarter ended March 31, 2013, and we encourage you to review it for more in-depth financial information. We thank you for your support, encouragement and dedication to United, and we encourage you to contact us with your questions or comments.

Our annual meeting of shareholders will be held May 7, 2013, and we encourage you to attend the meeting in person if you are able. Our proxy statement for the meeting is available on our website, at www.ubat.com. Please contact us if you have questions regarding the meeting.

Sincerely,

/s/ James C. Lawson	/s/ Robert K. Chapman
James C. Lawson	Robert K. Chapman
Chairman of the Board	President and Chief Executive Officer

                  2723 South State Street • Ann Arbor, MI  48104 • 734.214.3700 • ubat.com. • Post Office Box 1127 • Ann Arbor, MI  48106-1127